Exhibit 99.2

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

IN RE:	:
	:	Chapter 11
THE FINOVA GROUP, INC., and a Delaware corporation, et al.,	: :	Case No. 01-0698-PJW Jointly Administered

Debtors.	:	Adv. Pro. No. 07-50004-CSS

THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS of FINOVA GROUP, INC.,	: : :

Appellant,	:	Civil No. 07-480-JJF and
	:	Civil No. 07-487-JJF

v.	:	Bankruptcy Case No. 01-698
	:	AP 07-70
THE FINOVA GROUP, INC., and	:
FINOVA CAPITAL CORPORATION,	:

Appellants.	:

Mark D. Silverschotz, Esquire; James Andriola, Esquire and Han J. Ahn, Esquire of ANDERSON KILL & OLICK, P.C., New York, New York. William D. Sullivan, Esquire of WILLIAM D. SULLIVAN, LLC, Wilmington, Delaware.

Attorneys for Appellant.

Jonathan M. Landers, Esquire and Robert K. Dakis, Esquire of GIBSON, DUNN & CRUTCHER LLP, New York, New York.

Mark D. Collins, Esquire and Jason M. Madron, Esquire of RICHARDS, LAYTON & FINGER, P.A., Wilmington, Delaware.

Attorneys for Appellees.

MEMORANDUM OPINION

August 26, 2008
Wilmington, Delaware

/s/ Joseph J. Farnan Jr.
Joseph J. Farnan Jr.
Farnan, District Judge.

Pending before the Court in these actions are two appeals involving six orders entered by the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”). The Official Committee of Equity Security Holders (the “Equity Committee”) on behalf of the shareholders (the “Equity Holders”) of Finova Group, Inc., the corporate parent of Finova Capital Corporation (collectively, the “Debtors”), appeals from two orders of the Bankruptcy Court: (i) the Order Granting Debtors’ Motion Requesting Clarification of Confirmed Chapter 11 Plan, entered on June 26, 2007 (“the Final Clarification Order”), and (ii) the Order Regarding Debtors’ Motion Requesting Clarification of Confirmed Chapter 11 Plan entered on February 1, 2006 (the “First Clarification Order”) (D. I. 1).1 In addition, the Debtors cross-appeal from (i) the Order Directing United States Trustee to Appoint an Official Committee of Equity Security Holders for a Limited Purpose and Granting Related Relief, entered on June 17, 2005 (“the Equity Committee Order”); (ii) the Order Increasing the Cap Previously Imposed on Fees and Expenses Which Can be Incurred on Behalf of the Equity Committee, entered on January 3, 2006 (the “First Fee Cap Order”); (iii) the Order Regarding Application for an Order, Pursuant to Section 327(e) of the

[1]	All Docket Item (“D.I.”) numbers are from Civil Action No. 07-480, unless otherwise noted.

Bankruptcy Code and Fed. R. Bankr. P. 2017, Increasing the Cap on Fees and Expenses Which Can be Incurred on Behalf of the Equity Committee and the Final Order Request, entered on February 6, 2007 (the “Second Fee Cap Order”); and (iv) the Order Increasing the Cap Previously Imposed on Fees and Expenses Which Can be Incurred on Behalf the Equity Committee, entered on July 26, 2007 (the “Third Fee Cap Order”, and together with the First Fee Cap Order and the Second Fee Cap Order, the “Fee Cap Orders”) (D.I. 23; D.I. 1 in C.A. 07-487). The Equity Committee has also filed a Motion to Strike those portions of the Debtors’ Response to Appellant’s Opening Brief and Opening Brief on Cross-Appeal which address the Debtors’ Cross-Appeal (D.I. 27). For the reasons discussed, the Court will (1) deny the Equity Committee’s Motion to Strike; (2) affirm the Bankruptcy Court’s Final and First Clarification Orders; and (3) affirm the Bankruptcy Court’s Equity Committee Order and Fee Cap Orders.

I.	The Equity Committee’s Motion to Strike

By its Motion, the Equity Committee moves to strike those portions of Appellee-Debtor’s Response to Appellant’s Opening Brief and Opening Brief on Cross-Appeal (“Response Brief”) (D.I. 23) which address Debtor’s Cross-Appeal. The Equity Committee contends that the Cross-Appeal should not have been labeled as such, as it is an entirely separate appeal and assigned its own case number in this Court, Civil Action No. 07-487 (“the Cross-Appeal

Docket”). The Equity Committee contends that the 10-day appeal period with respect to the Equity Committee Order, the December 2005 Fee Cap Order and the February 6, 2007 Fee Cap Order has long since expired, and the Equity Committee filed a motion to dismiss the Debtor’s appeal of these orders in the Cross-Appeal Docket. The Equity Committee also contends that briefing on the Debtors’ cross-appeal is premature because the Debtors’ cross-appeal was never referred to mediation and a separate briefing schedule for the cross-appeal was never set on the Cross-Appeal Docket.

In response, the Debtors contend that the Equity Committee’s Motion to Strike should be denied because the orders involved in the cross-appeal were rendered during the proceedings on the Clarification Motion, and related to the Clarification Motion. The Debtors further argue that the Motion to Strike should be dismissed to the extent it seeks to introduce the Equity Committee’s substantive response to the Debtor’s cross-appeal, because the Equity Committee failed to brief the cross-appeal issues in its responsive brief and, as a result, exceeded page limitations by filing a separate brief addressing the cross-appeal.

The Court has previously addressed the timeliness of the Debtors’ cross-appeal in the context adjudicating the Equity Committee’s Motion to Dismiss filed in Civil Action No. 07-487.

In re Finova Group, Inc., 2008 WL 522965 (D. Del. Feb. 26, 2008). In that decision, the Court concluded that the cross-appeal was not untimely because the Orders being appealed were related to the Debtors’ Clarification Motion, and therefore, were timely appealed once the Bankruptcy Court resolved the Debtors’ Clarification Motion. In light of this conclusion, the Court likewise concludes that the Debtors’ appeal is properly considered a cross-appeal. Fed. R. Bankr. P. 8002(a) & related Advisory Committee notes. While the Court acknowledges that briefing in this case did not proceed consistently with the Bankruptcy Rules or the Local Rules, the Court, in its discretion, finds this discrepancy to be insufficient to strike the Equity Committee’s substantive response at this time. The Debtors have filed a Reply (D.I. 29) to the Equity Committee’s substantive response to their cross-appeal, and the parties have fully briefed all the issues related to both the appeal and cross-appeal. Because the parties have had sufficient opportunity to present their substantive arguments to the Court, the Court will treat both the appeal and cross-appeal as fully and completely briefed, and therefore, the Court will deny the Equity Committee’s Motion To Strike and proceed to resolve on the merits the issues presented in both the appeal and cross appeal.

II.	The Equity Committee’s Appeal from the Bankruptcy Court’s First and Final Clarification Orders

By their Clarification Motion filed April 1, 2005, the Debtors sought an order from the Bankruptcy Court clarifying the Plan with respect to the 5% distribution on account of Equity Holders. According to the Debtors, this distribution could not be made in light of the provisions in the Plan preventing such distributions to Equity Holders under conditions of financial impairment. At a hearing on November 29, 2005, the Bankruptcy Court granted the Debtor’s Clarification Motion to the extent that the Debtor is presently and will be forever insolvent and concluded that the Plan and Indenture were not ambiguous and that the Equity Committee’s arguments were “either irrelevant or off-the-wall.” (D.I. 18, Exh. L at 52-57.) On February 1, 2006, the Bankruptcy Court entered an order memorializing its opinion (the “First Clarification Order,”), which left open questions regarding the Debtor’s financial condition. (D.I. 18 at Exh. N.) On June 26, 2007, the Bankruptcy Court entered the Final Clarification Order, which found that the Debtors “presently are and will be forever insolvent,” and that:

. . .under the Indenture dated as of August 22, 2001 governing the issuance of the 7.5% Senior Secured Notes Maturing 2009 of The FINOVA Group Inc. (the “New Senior Notes”), the payment of any amount to or on account of the Equity Interests of The FINOVA Group Inc. (“FNV Group”) would be an Impermissible Restricted Payment and cannot be made pursuant to section 4.06(a) (v), FIFTH, clause (x) of the Indenture, (3) there is no reasonable probability that, under the terms of the Indenture, any such payment on account of the Equity Interests of FNV will be permitted in the future . . .

(Id. at Exh. 0.)

A. Parties’ Contentions

The Equity Committee contends that the Bankruptcy Court erred when it determined that the Disclosure Statement, Plan and Indenture are not ambiguous. The Equity Committee contends that the Debtors’ filing of a motion to “clarify” constitutes a tacit admission by the Debtors that the Plan and Indenture at issue are ambiguous. The Equity Committee further contends that, “when read properly,” the Disclosure Provisions indicate that, under the Plan, even if the Debtors cannot pay the New Senior Notes in full, the Equity Holders will still receive some level of distribution. The Equity Committee contends that the Bankruptcy Court ignored or misapprehended well-established contract principles, as the Bankruptcy Court: (1) should have construed all ambiguities in the Plan and Indenture against the Debtors; (2) erred when it interpreted the provisions of the Plan and Indenture to effect the forfeiture of the Equity Holders’ right to payment; (3) erred in its interpretation of the controlling documents; and (4) erred when it interpreted the Plan and Indenture in a way that created a condition precedent to the Equity Holders’ right to payment. The Equity Committee contends that the Bankruptcy Court should have recognized that the Plan constituted a new contract between the Debtors and the Equity

Holders, and pursuant to this contract, the Debtors were obligated to make payments to the Equity Holders, which payments should be considered “Plan-created debt.” (D.I. 17 at 6.) Finally, the Equity Committee contends that Debtor’s argument that payment of funds to the Equity Holders would be an “impermissible restricted payment” is not supported by the applicable law.

In response to the Equity Committee’s arguments, the Debtors point out that this appeal “concerns the Bankruptcy Court’s interpreting the Plan, Disclosure Statement and Indenture as unambiguous and providing that the Debtor could cease setting retaining payments on account of equity and could use funds previously retained for general corporate purposes because the Debtors were ‘forever insolvent.’” (D.I. 23 at 2.) Accordingly, the Debtors contend, that the Third Circuit’s recent holding in In re Shenango Group Inc., 501 F.3d 338, 346 (3d Cir. 2007), applies, under which a bankruptcy court’s interpretation of its own order is subject to review for an abuse discretion. The Debtors contend that, under Shenango, the Court should defer to the Bankruptcy Court’s interpretation unless it is unreasonable under the circumstances, a standard which the Debtors contend, the Equity Committee has not come close to meeting. The Debtors further contend that the Equity Committee’s appeal is a reiteration of those arguments that were already rejected in their entirety by the Bankruptcy Court.

B. Standard of Review

The Court has jurisdiction to hear an appeal from the Bankruptcy Court pursuant to 28 U.S.C. § 158(a). In undertaking a review of the issues on appeal, the Court applies a clearly erroneous standard to the Bankruptcy Court’s findings of fact and a plenary standard to its legal conclusions. See Am. Flint Glass Workers Union v. Anchor Resolution Corp., 197 F.3d 76, 80 (3d Cir. 1999). With mixed questions of law and fact, the Court must accept the Bankruptcy Court’s finding of “historical or narrative facts unless clearly erroneous, but exercise[s] ‘plenary review of the trial court’s choice and interpretation of legal precepts and its application of those precepts to the historical facts.’” Mellon Bank, N.A. v. Metro Communications, Inc., 945 F.2d 635, 642 (3d Cir. 1991) (citations omitted). The appellate responsibilities of the Court are further understood by the jurisdiction exercised by the Third Circuit, which focuses and reviews the Bankruptcy Court decision on a de novo basis in the first instance. In re Telegroup, 281 F.3d 133, 136 (3d Cir. 2002) .

C. Discussion

Both parties cite to the Third Circuit’s decision in Shenango, 501 F.3d at 338 (3d Cir. 2007) in support of their contentions. The Court’s reading of Shenango supports the

Debtors’ arguments. In Shenango, the Third Circuit held that a Bankruptcy Court’s interpretation of its own order is subject to review for an abuse of discretion, unless the issue being reviewed presents only a question of law, in which case it is subject to de novo review. Id. at 346. The Third Circuit then concluded that the determination of whether relevant documents are ambiguous in the first instance is subject to de novo review. The Third Circuit went on to state that if “the Plan is ambiguous, we will defer to the Bankruptcy Court’s interpretation unless it is unreasonable under the circumstances.” Id.

Reviewing the decision of the Bankruptcy Court in light of the applicable standard of review and governing legal principles, the Court concludes that the Bankruptcy Court correctly determined that the provisions of the Plan and Indenture are unambiguous, and that together, they provide that Equity Holders may receive a distribution if the distribution is permissible under applicable law, the Debtors would not be insolvent as a result of the distribution, and the distribution would not be a fraudulent conveyance. In reaching this conclusion, the Court agrees with and adopts the Bankruptcy Court’s analysis and interpretation of the Plan and Indenture.2 (D.I. 18, Exh. L at

[2]	While the Court agrees with the Bankruptcy Court that the documents at issue are unambiguous, the Court reaches the same result even if it concludes that the documents present an ambiguity, because the Court cannot conclude that the Bankruptcy Court’s interpretation of the documents was unreasonable.

52-57.) The Court further finds that the Bankruptcy Court properly determined whether the relevant documents were ambiguous by hearing the proffer of the Equity Committee first (D.I. 18 at 26-27, 38, 41-42) and then determining that the relevant documents were not susceptible of different meanings, and therefore not ambiguous. See In re New Valley Corp., 89 F.3d 143, 150 (3d Cir. 1996) (“To decide whether a contract is ambiguous, we do not simply determine whether, from our point of view, the language is clear. Rather, we hear the proffer of the parties and determine if there [are] objective indicia that, from the linguistic reference point of the parties, the terms of the contract are susceptible of different meanings.”) (internal citations omitted). Accordingly, the Court will affirm the Bankruptcy Court’s First and Final Clarification Orders.

III.	The Debtor’s Appeal from the Bankruptcy Court’s Reconstitution of the Equity Committee and Fee Cap Orders

A. Parties’ Contentions

The Debtor contends that, despite the obvious evidence that the Equity Holders were not entitled to receive any distributions pursuant to the Plan and Indenture and, as a result of the Debtor’s condition, would never be entitled to receive distributions, the Bankruptcy Court erroneously ordered the reconstitution of the Equity Committee, and increased the amounts

Shenango, 501 F.3d at 346.

the Debtors were required to pay Equity Committee three times. The Debtors contend that the Bankruptcy Court should not have appointed the Equity Committee because there was little chance there would ever be a distribution to shareholders, and certain shareholders, like First Carolina Corp., had shown their willingness and ability to bear the expense of litigating the Clarification Motion. The Debtors further contend that the Bankruptcy Court should not have granted the Fee Cap Orders since the Equity Committee and its counsel had a very limited task, and accordingly, the Fee Cap Orders do not reflect “reasonable or justified” expenses. (D.l. 23 at 38.)

In response, the Equity Committee first contends that the Equity Holders were entitled to receive distributions pursuant to the Plan and Indenture, and Debtor’s status as insolvent is not a dispositive barrier to the appointment of an equity committee. The Equity Committee further argues that the relevant authority does not support the Debtors’ contention that the willingness and ability of certain shareholders to bear the expense of litigating is a basis upon which to find that the Bankruptcy Court abused its discretion. The Equity Committee also contends that the Bankruptcy Court’s Fee Cap Orders should be affirmed because the Debtors have not established that the Bankruptcy Court abused its discretion.

B. Discussion

The decision to appoint an equity committee rests within the sound discretion of the bankruptcy court. Exide Technologies v. State of Wisconsin Invest. Bd., No. 02 1572-SLR, 2002 WL 32332000, at *2 (D. Del. Dec. 23, 2002). The Court finds that Bankruptcy Court heard and fully considered the Debtor’s arguments regarding the reconstitution of the Equity Committee (see, e.g., D.I. 18, Exh. I at 15-45) and, after reviewing the parties’ contentions in light of the applicable legal standard, the Court concludes that the Debtors have not established that the Bankruptcy Court’s decision to reconstitute the Equity Committee was an abuse of discretion. Accordingly, the Court will affirm the Bankruptcy Court’s Equity Committee Order.

Like the decision to appoint an equity committee, the Bankruptcy Court’s decision to award fees is reviewed for an abuse of discretion. Although the Bankruptcy Court initially estimated that little work would need to be performed by counsel retained by the Equity Committee, it later considered the briefing before it, including the written applications by counsel for fee increases, and the representations made by counsel at the hearings and concluded that the increases were warranted. The Bankruptcy Court did not make a blanket authorization for increases without due consideration, but instead carefully considered the parties’ positions apportioning certain fees for certain experts and disallowing other fees for work which the Bankruptcy Court found was “ill-advised.” See Transcript of Hearing before the Honorable Peter J. Walsh on June 26, 2007 (Bankr. D.I. 223). All totaled, a fee of $388,813 was awarded to the Equity Committee for services rendered from June 2005 through March 2007, including the work of two law firms and two financial consultants. In these circumstances, the Court cannot conclude that the Bankruptcy Court’s Fee Cap Orders were an abuse of discretion. Accordingly, the Court will also affirm the Fee Cap Orders.

IV.	CONCLUSION

For the reasons discussed, the Court will deny the Equity Committee’s Motion To Strike and affirm the Bankruptcy Court’s Final and First Clarification Orders, the Equity Committee Order and the Fee Cap Orders.

An appropriate Order will be entered.

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